Exhibit 10.4

Form of Notice

To: Holders of outstanding time-based restricted stock unit awards granted by Jacobs Engineering Group Inc. (“Jacobs”)

Date: February 17, 2017

Re: Amendment of restricted stock unit awards

The Human Resources and Compensation Committee of the Jacobs’ Board of Directors (the “Compensation Committee”) has approved certain amendments to outstanding awards of restricted stock units that vest solely based on the passage of time (“RSUs”) under the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan to allow the holders of RSUs to participate in any cash dividends paid on shares of Jacobs common stock. The specific terms of the amendments are described below and take effect immediately.

The Compensation Committee has amended all of Jacobs’ outstanding RSU awards to provide that, if Jacobs pays a cash dividend on its outstanding common stock, each holder of RSUs will be credited with a “Dividend Equivalent Right,” which is a dollar amount equal to (1) the per-share cash dividend, multiplied by (2) the total number of RSUs held by such individual on the record date for that dividend. If you are credited with a Dividend Equivalent Right, this right will be subject to the same vesting, payment, and other terms and conditions as the RSUs to which it relates. This means that your Dividend Equivalent Right will vest on the same schedule as the RSU to which it relates vests and will be paid to you in cash at the same time the share of common stock (or, in the case of cash-settled RSUs, the cash) underlying the RSU is delivered to you. You will not be credited with a Dividend Equivalent Right with respect to any RSU that, as of the record date for the relevant dividend, is no longer outstanding for any reason (e.g., because it has been settled in Common Stock or cash, as applicable, or has been terminated), and you will not be entitled to any payment for a Dividend Equivalent Right with respect to any RSU that terminates without vesting.

Except as expressly set forth above, this notice does not modify any other terms of your awards. In other words, the existing vesting and other provisions of your awards continue in effect. Future awards will be subject to the terms and conditions prescribed at the time of grant of those awards.